PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Third Quarter 2019 Results
•Third quarter 2019 net income available to shareholders of $676 million, or $6.06 per diluted share, driven primarily by net derivative mark-to-market gains
•Adjusted earnings, less notable items*, of $260 million, or $2.33 per diluted share
•Annuity sales grew 17 percent over the third quarter of 2018
•Variable annuity assets of approximately $1.5 billion in excess of CTE98*
•Company repurchased approximately $126 million of its common stock during the quarter
CHARLOTTE, NC, November 4, 2019 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the third quarter ended September 30, 2019.
Third Quarter 2019 Results
The company reported net income available to shareholders of $676 million in the third quarter of 2019, or $6.06 per diluted share, compared with a net loss available to shareholders of $271 million in the third quarter of 2018. The company ended the third quarter of 2019 with common stockholders' equity ("book value") of $17.3 billion, or $158.18 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $13.7 billion, or $125.53 per common share.

For the third quarter of 2019, the company reported an adjusted loss* of $169 million, or $1.52 per common share.

The adjusted loss for the quarter reflected $429 million after tax of net unfavorable notable items, or $3.85 per common share, including:

•$442 million unfavorable impact related to the annual actuarial review completed in the third quarter. In addition to other updates, the company lowered its long-term mean reversion interest rate assumption from 4.25% to 3.75%, with no change to the 10-year mean reversion period.
•$23 million tax benefit due to a revaluation of tax items related to the company's separation from its former parent company.
•$10 million unfavorable impact as a result of establishment costs related to planned technology and branding expenses associated with the company's separation from its former parent company.

___________________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Third Quarter 2019 Brighthouse Financial, Inc. Financial Supplement and/or the Third Quarter 2019 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Corporate expenses in the third quarter of 2019 were $248 million pre-tax, up from $242 million pre-tax in the second quarter of 2019.
Annuity sales increased 17 percent quarter-over-quarter and decreased 4 percent sequentially.
During the third quarter of 2019, the company repurchased approximately $126 million of its common stock, with an additional $49 million of its common stock repurchased in October 2019. Since the announcement of the company's first stock repurchase authorization in August 2018, the company has repurchased a total of $468 million of its common stock through October 2019.

“We delivered solid results during the third quarter of 2019 as we continued to execute our strategy,” said Eric Steigerwalt, president and CEO, Brighthouse Financial. “Our sales remained strong, our hedging program continued to perform well, and we repurchased more of our common stock. Going forward, we remain confident in our strategy, which we believe will enable us to generate long-term value for our shareholders, our distribution partners, and the clients they serve.”

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	September 30, 2019		September 30, 2018
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$676	$6.06	$(271)	$(2.26)
Adjusted earnings (1), (2)	$(169)	$(1.52)	$270	$2.23
Adjusted earnings, less notable items (1)	$260	$2.33	$314	$2.60
Weighted average common shares outstanding - diluted	111,527,480	N/A	120,641,572	N/A

Book value	$17,283	$158.18	$12,884	$108.45
Book value, excluding AOCI	$13,716	$125.53	$12,332	$103.80
Ending common shares outstanding	109,264,305	N/A	118,800,611	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

(2) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	September 30, 2019	June 30, 2019	September 30, 2018
Annuities	$203	$265	$401
Life	$73	$58	$61
Run-off	$(426)	$2	$(105)
Corporate & Other	$(19)	$(71)	$(87)

Sales (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Annuities (1)	$1,808	$1,890	$1,541
Life	$2	$1	$2

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $296 million for the third quarter of 2019, $291 million for the second quarter of 2019, and $302 million for the third quarter of 2018.

Annuities
Adjusted earnings in the Annuities segment were $203 million in the current quarter, compared with adjusted earnings of $401 million in the third quarter of 2018 and adjusted earnings of $265 million in the second quarter of 2019.
The current quarter included a $30 million unfavorable notable item and the third quarter of 2018 included a $154 million favorable notable item, both related to the annual actuarial review completed in the respective quarters. There were no notable items in the second quarter of 2019.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower fees, higher deferred acquisition costs ("DAC") amortization, higher expenses and higher taxes, partially offset by higher net investment income. On a sequential basis, adjusted earnings, less notable items, reflect higher DAC amortization and reserves, as well as lower net investment income and higher taxes, partially offset by higher fees.
As mentioned above, annuity sales increased 17 percent quarter-over-quarter and decreased 4 percent sequentially.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Life
Adjusted earnings in the Life segment were $73 million in the current quarter, compared with adjusted earnings of $61 million in the third quarter of 2018 and adjusted earnings of $58 million in the second quarter of 2019.
The current quarter included a $19 million favorable notable item and the third quarter of 2018 included an $11 million favorable notable item, both related to the annual actuarial review completed in the respective quarters. There were no notable items in the second quarter of 2019.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower expenses, partially offset by higher claims. On a sequential basis, adjusted earnings, less notable items, reflect higher expenses.
Run-off
The Run-off segment had an adjusted loss of $426 million in the current quarter, compared with an adjusted loss of $105 million in the third quarter of 2018 and adjusted earnings of $2 million in the second quarter of 2019.
The current quarter included a $431 million unfavorable notable item related to the annual actuarial review completed in the third quarter. The third quarter of 2018 included $140 million of unfavorable notable items primarily related to reinsurance recaptures and the second quarter of 2019 included a $12 million unfavorable reinsurance notable item.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher claims, partially offset by lower taxes. On a sequential basis, adjusted earnings, less notable items, reflect lower net investment income and higher reserves, partially offset by lower taxes.
Corporate & Other
Corporate & Other had an adjusted loss of $19 million in the current quarter, compared with an adjusted loss of $87 million in the third quarter of 2018 and an adjusted loss of $71 million in the second quarter of 2019.
The current quarter includes $13 million of net favorable notable items, including a separation-related tax benefit, partially offset by establishment costs, as described above. The third quarter of 2018 included a $69 million unfavorable notable item and the second quarter of 2019 included a $30 million unfavorable notable item, both related to establishment costs.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects higher interest on debt and higher expenses. On a sequential basis, the adjusted loss, less notable items, reflects lower taxes, partially offset by higher expenses.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Net investment income	$928	$942	$853
Adjusted net investment income*	$928	$942	$852

Net Investment Income
Net investment income and adjusted net investment income for the third quarter of 2019 were both $928 million. On a quarter-over-quarter basis, adjusted net investment income increased $76 million and on a sequential basis decreased $14 million. The quarter-over-quarter results were primarily driven by asset growth and repositioning of the investment portfolio, as well as by lower investment expenses. On a sequential basis, the results were primarily driven by lower alternative investment income and prepayments, partially offset by asset growth.
The net investment income yield was 4.52 percent during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	September 30, 2019 (1)	June 30, 2019	September 30, 2018
Statutory combined total adjusted capital	$8.4	$6.9	$6.0

(1) Reflects preliminary statutory results as of September 30, 2019.

Capitalization

At September 30, 2019:

•Holding company liquid assets were approximately $0.8 billion

•Statutory combined total adjusted capital on a preliminary basis increased to approximately $8.4 billion, driven primarily by net derivative mark-to-market gains

•Variable annuity assets were approximately $1.5 billion above the CTE98 level

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the third quarter of 2019 at 8:00 a.m. Eastern Time on Tuesday, November 5, 2019.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 (+1 (209) 905-5952 from outside the U.S.) and use conference ID 6378668.

A replay of the conference call will be made available until Friday, November 22, 2019, on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operating and financial results, as well as statements regarding the expected benefits of the separation (the "Separation") from MetLife, Inc. ("MetLife").

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market and counterparty risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure management strategy and the impact of such strategy on net income volatility and negative effects on our statutory capital; the reserves we are required to hold against our variable annuities as a result of actuarial guidelines; a sustained period of low equity market prices and interest rates that are lower than those we assumed when we issued our variable annuity products; the potential material adverse effect of changes in accounting standards, practices and/or policies applicable to us, including changes in the accounting for long-duration contracts; our degree of leverage due to indebtedness; the effect adverse capital and credit market conditions may have on our ability to meet liquidity needs and our access to capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the effectiveness of our risk management policies and procedures; the availability of reinsurance and the ability of our counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of these third parties and any inability to obtain information or assistance we need from third parties, including MetLife; whether all or any portion of the tax consequences of the Separation are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements, including the potential of outcomes adverse to us that could cause us to owe MetLife material tax reimbursements or payments, or disagreements regarding MetLife's or our obligations under our other agreements; the impact on our business structure, profitability, cost of capital and flexibility due to restrictions we have agreed to that preserve the tax-free treatment of certain parts of the Separation; the potential material negative tax impact of potential future tax legislation that could decrease the value of our tax attributes and cause other cash

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
expenses, such as reserves, to increase materially and make some of our products less attractive to consumers; whether the Separation will qualify for non-recognition treatment for federal income tax purposes and potential indemnification to MetLife if the Separation does not so qualify; the impact of the Separation on our business and profitability due to MetLife’s strong brand and reputation, the increased costs related to replacing arrangements with MetLife with those of third parties and incremental costs as a public company; whether the operational, strategic and other benefits of the Separation can be achieved, and our ability to implement our business strategy; our ability to attract and retain key personnel; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent Quarterly Reports on Form 10-Q, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests and preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL"), except earned income on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees") and amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses).

The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income including investment hedge adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

Sales

Statistical sales information for life sales is calculated using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude company sponsored internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percent of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Statutory Earnings

Adjusted statutory earnings is a measure of our insurance companies' ability to pay future distributions and are reflective of whether our hedging program functions as intended. Adjusted statutory earnings is calculated as statutory pre-tax income less the change in the variable annuities reserve methodology (Actuarial Guideline 43) while including the change in both the reserve and capital methodology based CTE95 calculation, as well as unrealized gains (losses) associated with the variable annuities risk management strategy. Adjusted statutory earnings may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	September 30, 2019	June 30, 2019	September 30, 2018
Premiums	$214	$232	$225
Universal life and investment-type product policy fees	867	888	972
Net investment income	928	942	853
Other revenues	94	96	105
Revenues before NIGL and NDGL	2,103	2,158	2,155
Net investment gains (losses)	27	63	(42)
Net derivative gains (losses)	1,057	149	(691)
Total revenues	$3,187	$2,370	$1,422

Expenses
Interest credited to policyholder account balances	$272	$265	$273
Policyholder benefits and claims	1,319	845	822
Amortization of DAC and VOBA	181	170	30
Interest expense on debt	49	48	40
Other expenses	562	573	625
Total expenses	2,383	1,901	1,790
Income (loss) before provision for income tax	804	469	(368)
Provision for income tax expense (benefit)	119	85	(99)
Net income (loss)	685	384	(269)
Less: Net income (loss) attributable to noncontrolling interests	2	—	2
Net income (loss) attributable to Brighthouse Financial, Inc.	683	384	(271)
Less: Preferred stock dividends	7	7	—
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$676	$377	$(271)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	September 30, 2019	June 30, 2019	September 30, 2018
Investments:
Fixed maturity securities available-for-sale	$70,723	$67,211	$62,279
Equity securities	148	153	150
Mortgage loans, net	15,359	15,078	13,033
Policy loans	1,332	1,342	1,443
Real estate limited partnerships and limited liability companies	458	462	444
Other limited partnership interests	1,895	1,834	1,765
Short-term investments	1,985	793	116
Other invested assets	4,734	3,064	2,099
Total investments	96,634	89,937	81,329
Cash and cash equivalents	4,289	3,981	2,144
Accrued investment income	732	747	675
Reinsurance recoverables	13,412	13,366	12,683
Premiums and other receivables	973	865	868
DAC and VOBA	5,317	5,492	6,050
Current income tax recoverable	14	—	878
Other assets	577	610	583
Separate account assets	103,928	106,214	111,736
Total assets	$225,876	$221,212	$216,946
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$39,846	$38,280	$35,748
Policyholder account balances	44,919	42,941	39,446
Other policy-related balances	3,079	3,041	2,907
Payables for collateral under securities loaned and other transactions	5,291	4,094	4,043
Long-term debt	4,365	4,365	3,966
Current income tax payable	—	14	—
Deferred income tax liability	1,749	1,364	576
Other liabilities	4,939	4,558	5,575
Separate account liabilities	103,928	106,214	111,736
Total liabilities	208,116	204,871	203,997
Equity
Preferred Stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	12,897	12,893	12,469
Retained earnings (deficit)	1,662	986	(96)
Treasury stock	(432)	(306)	(42)
Accumulated other comprehensive income (loss)	3,567	2,702	552
Total Brighthouse Financial, Inc.’s stockholders’ equity	17,695	16,276	12,884
Noncontrolling interests	65	65	65
Total equity	17,760	16,341	12,949
Total liabilities and equity	$225,876	$221,212	$216,946

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	September 30, 2019	June 30, 2019	September 30, 2018
Net income (loss) available to shareholders	$676	$377	$(271)
Adjustments from net income (loss) available to shareholders to adjusted earnings:
Less: Net investment gains (losses)	27	63	(42)
Less: Net derivative gains (losses), excluding investment hedge adjustments	1,057	149	(693)
Less: GMIB Fees and GMIB Costs	(4)	(22)	28
Less: Amortization of DAC and VOBA	2	(17)	22
Less: Market value adjustments	(14)	(16)	7
Less: Other	—	—	(4)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(223)	(34)	141
Adjusted earnings	(169)	254	270
Less: Notable items	(429)	(42)	(44)
Adjusted earnings, less notable items	$260	$296	$314

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$6.06	$3.27	$(2.26)
Less: Net investment gains (losses)	0.24	0.55	(0.35)
Less: Net derivative gains (losses), excluding investment hedge adjustments	9.48	1.29	(5.79)
Less: GMIB Fees and GMIB Costs	(0.04)	(0.19)	0.24
Less: Amortization of DAC and VOBA	0.02	(0.15)	0.18
Less: Market value adjustments	(0.13)	(0.14)	0.06
Less: Other	—	—	(0.03)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(2.00)	(0.29)	1.18
Less: Impact of inclusion of dilutive shares	—	—	0.02
Adjusted earnings per common share	(1.52)	2.19	2.23
Less: Notable items	(3.85)	(0.36)	(0.36)
Adjusted earnings, less notable items per common share	$2.33	$2.56	$2.60

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Net investment income	$928	$942	$853
Less: Investment hedge adjustments	—	—	(2)
Less: Other incremental net investment income	—	—	3
Adjusted net investment income	$928	$942	$852

Notable Items (Unaudited, in millions)

	For the Three Months Ended			For the Nine Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019
Actuarial items and other insurance adjustments	$442	$12	$(25)	$454
Establishment costs	10	30	69	67
Separation-related transactions	(23)	—	—
Total notable items (1)	$429	$42	$44	$498

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$30	$—	$(154)	$30
Life	(19)	—	(11)	(19)
Run-off	431	12	140	443
Corporate & Other	(13)	30	69	44
Total notable items (1)	$429	$42	$44	$498

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.